Exhibit 99.1

For Immediate Release

Contact:
Robert A. Peiser
President and CEO
281-490-9730

Imperial Sugar Company Announces Hal Mechler as New Chief Financial Officer

Sugar Land, Texas (February 3, 2005) – Imperial Sugar Company (NASDAQ:IPSU) today announced that it has appointed Hal Mechler as Vice President and Chief Financial Officer, effective March 1, 2005. Mr. Mechler will replace Darrell Swank, its senior vice president and chief financial officer who will resign on that date for personal reasons, including the challenges associated with his weekly commuting from the Midwest.

Imperial President and CEO Robert A. Peiser said: “We are grateful for Darrell’s contributions to Imperial and wish him the best in his future endeavors. He has made enormous contributions to our success and was well thought of throughout the Company. However, we are pleased to have a strong and capable executive of Hal’s experience and exceptional knowledge of every aspect of the Company’s operations and the complex industry dynamics. We believe that the financial function will be in very good hands under his leadership.”

Mr. Mechler, age 51, joined the Company in 1988 and most recently served as vice president - accounting and finance. He was instrumental in Imperial’s restructuring efforts, particularly with regard to many of its divestitures that helped build the Company’s balance sheet to its current strength. He holds a BBA from the University of Houston and is a certified public accountant.

Mr. Swank joined Imperial in September 2002 and was instrumental in the Company’s successful restructuring, subsequent capital structure improvements and many of the operational improvements that have been reported in the past two years. His decision to depart is related to personal reasons and is not in any way related to the Company’s current or anticipated performance.

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About Imperial Sugar

Imperial Sugar Company is one of the largest processors and marketers of refined sugar in the United States to food manufacturers, retail grocers and foodservice distributors. With packaging and refining facilities across the U.S., the Company markets products nationally under the Imperial®, Dixie Crystals®, Pioneer®, Spreckels® and Holly® brands. For more information about Imperial Sugar, visit www.imperialsugar.com.

Statements regarding future market prices and margins, future operating results, sugarbeet acreage, operating efficiencies, future government and legislative action, future cost savings, future pension costs, our liquidity and ability to finance our operations and other statements that are not historical facts contained in this release are forward-looking statements that involve certain risks, uncertainties and assumptions. These include, but are not limited to, market factors, energy costs, the effect of weather and economic conditions, farm and trade policy, the ability of the Company to realize planned cost savings, the available supply of sugar, available quantity and quality of sugarbeets, actual or threatened acts of terrorism or armed hostilities, legislative, administrative and judicial actions and other factors detailed in the Company’s Securities and Exchange Commission filings. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

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